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Exhibit 99.1

UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION

        The following unaudited, pro forma combined financial information describes the pro forma effect of our acquisition of ILEX Oncology, Inc., or ILEX, on our statement of operations for the year ended December 31, 2004, as if the acquisition had occurred on January 1, 2004. Our audited consolidated balance sheet as of December 31, 2004 (included in Exhibit 13.1 to our annual report on Form 10-K, filed with the Securities and Exchange Commission, or SEC, on March 15, 2005) includes the effect of our aqcuisition of ILEX. Therefore, a pro forma balance sheet as of December 31, 2004 is not presented. Certain historical financial information of ILEX has been reclassified to conform with the presentation of our historical financial statements.

        This pro forma combined financial information is for informational purposes only. It does not purport to indicate the results that would have actually been obtained had the acquisition been completed on the assumed date or for the period presented, or which may be obtained in the future. To produce the pro forma financial information, we allocated the purchase price using our best estimates. The unaudited, pro forma combined financial information should be read in conjunction with the historical consolidated financial statements, including notes thereto, of both Genzyme and ILEX. Our historical consolidated financial statements are included in Exhibit 13.1 to our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005. ILEX's financial statements are included in pages 3 through 10 of ILEX's quarterly report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on November 9, 2004.

        Pursuant to the merger agreement, each share of ILEX common stock outstanding was converted into the right to receive 0.4682 of a share of our common stock, which we refer to as Genzyme Stock. An aggregate of 18,457,679 shares of Genzyme Stock were issued as consideration. We paid cash for any fractional shares that resulted from the conversion of the ILEX common stock to Genzyme Stock. In addition, we assumed all of the outstanding options to purchase shares of ILEX common stock. These ILEX options were converted into options to acquire 1,736,654 shares of Genzyme Stock, in accordance with the exchange ratio referred to above.

        We have prepared the unaudited, pro forma combined financial information using the purchase method of accounting for the transaction. We expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of the acquisition. The unaudited, pro forma combined financial statements and related notes do not reflect these potential expenses and efficiencies.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(Amounts in thousands, except per share amounts)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Revenues:
Net product sales	$1,976,191	$—	$—		$1,976,191
Product profit and royalty	—	24,529	—		24,529
Net service sales	212,392	—	—		212,392
Outlicensing revenue	—	1,850	—		1,850
Revenues from research and development contracts	12,562	7,750	—		20,312

Total revenues	2,201,145	34,129	—		2,235,274

Operating costs and expenses:
Cost of products sold	448,442	—	—		448,442
Cost of services sold	140,144	—	—		140,144
Selling, general and administrative	599,388	29,670	(13,496)	[A1]	615,562
Research and development (including research and development related to contracts)	391,802	67,064	—		458,866
Amortization of intangibles	109,473	4,984	14,098	[A2]	128,555
Purchase of in-process research and development	254,520	—	(254,520)	[A3]	—
Charge for impaired assets	4,463	—	—		4,463

Total operating costs and expenses	1,948,232	101,718	(253,918)		1,796,032

Operating income (loss)	252,913	(67,589)	253,918		439,242

Other income (expenses):
Equity in loss of equity method investments	(15,624)	—	—		(15,624)
Minority interest	5,999	—	—		5,999
Loss on investments in equity securities	(1,252)	—	—		(1,252)
Other	(357)	(12)	—		(369)
Investment income	24,244	2,182	—		26,426
Interest expense	(38,227)	(1,577)	—		(39,804)

Total other income (expenses)	(25,217)	593	—		(24,624)

Income (loss) before income taxes	227,696	(66,996)	253,918		414,618
(Provision for) benefit from income taxes	(141,169)	(38)	24,914	[A4]	(116,293)

Net income (loss)	$86,527	$(67,034)	$278,832		$298,325

See Notes to Unaudited, Pro Forma Combined Statement of Operations.

GENZYME CORPORATION
UNAUDITED, PRO FORMA COMBINED STATEMENT OF OPERATIONS (Continued)
For the Year Ended December 31, 2004
(Amounts in thousands, except per share amounts)

	Historical Genzyme Corporation	Historical ILEX Oncology, Inc.	Pro Forma Adjustments	Footnote Reference	Pro Forma Genzyme Corporation
Net income (loss) per share allocated to Genzyme Stock:
Net income (loss) allocated to Genzyme Stock	$86,527	$(67,034)	$278,832	[A5]	$298,325

Net income (loss) per share of Genzyme Stock:
Basic	$0.38				$1.21

Diluted	$0.37				$1.17	[A6]

Weighted average shares outstanding:
Basic	228,175				246,028

Diluted	234,318				262,185	[A6]

See Notes to Unaudited, Pro Forma Combined Statement of Operations.

NOTES TO UNAUDITED, PRO FORMA COMBINED STATEMENT OF OPERATIONS

        The following unaudited, pro forma combined financial information describes the pro forma effect of our acquisition of ILEX on our statement of operations for the year ended December 31, 2004, as if the acquisition had occurred on January 1, 2004. Certain historical financial information of ILEX has been reclassified to conform to the presentation of our historical financial statements.

(2) PURCHASE PRICE ALLOCATION

        The aggregate purchase price is comprised of the following (amounts in thousands):

Issuance of 18,457,679 shares of Genzyme Stock	$1,031,485
Issuance of options to purchase 1,736,654 shares of Genzyme Stock	38,440
Acquisition costs	10,728

Total purchase price	$1,080,653

        Pursuant to the merger agreement with ILEX, each share of ILEX common stock outstanding on December 20, 2004 (the measurement date) was converted into the right to receive 0.4682 of a share of Genzyme Stock. We paid cash for any fractional shares that resulted from the conversion of ILEX common stock to Genzyme Stock. Approximately 18.5 million shares of Genzyme Stock valued at approximately $1.0 billion were issued in exchange for the outstanding shares of ILEX common stock based on the 39.4 million shares of ILEX common stock outstanding at the date of acquisition, and our offer price of $55.88, the per share value of Genzyme Stock exchanged in the acquisition. In accordance with the merger agreement, the per share value of Genzyme Stock exchanged was based on the three day average trading price commencing December 16, 2004 (two trading days before the measurement date).

        Options to purchase 3,709,922 shares of ILEX common stock were exchanged for options to purchase 1,736,654 shares of Genzyme Stock based on the exchange ratio referred to above. Using the value of Genzyme Stock issued in the acquisition and certain other assumptions in the Black-Scholes option valuation model, the Genzyme options issued in exchange for the ILEX options were valued at approximately $38.4 million.

        We allocated the aggregate purchase price of approximately $1.1 billion to the estimated fair value of the acquired tangible and intangible assets and assumed liabilities of ILEX as follows (amounts in thousands):

Cash and cash equivalents	$121,128
Restricted cash	604
Accounts receivable	13,100
Inventories	16,584
Deferred tax assets—current	27,307
Other current assets	2,896
Property, plant and equipment	2,162
Restricted long-term investments	1,691
Goodwill	478,539
Other intangible assets (to be amortized straight-line over 11 to 12 years)	228,627
In-process research and development	254,520
Deferred tax assets—noncurrent	24,983
Other noncurrent assets	1,648
Assumed liabilities:
Note payable—short-term	(19,968)
Unfavorable lease liability	(1,610)
Liabilities for exit activities	(5,330)
Income tax payable	(40,852)
Other	(25,376)

Allocated purchase price	$1,080,653

        The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed amounted to $478.5 million, which was allocated to goodwill. We expect that substantially all of the amount allocated to goodwill will not be deductible for tax purposes.

        The allocation of the purchase price remains subject to potential adjustments, including adjustments for liabilities associated with certain exit activities.

        In connection with our acquisition of ILEX, we acquired in-process research and development, or IPR&D, related to three development projects, Campath (for indications other than B-cell chronic lymphocytic leukemia), Clolar (clofarabine) and tasidotin hydrochloride, formerly referred to as ILX-651.

        Campath is a humanized monoclonal antibody that binds to a specific target, CD52, on cell surfaces leading to the destruction of malignant, or cancerous, cells. Campath was launched in May 2001 in the United States and in August 2001 in Europe under the name MabCampath. The product is approved for use in patients with B-cell chronic lymphocytic leukemia who have been treated with alkylating agents and who have failed fludarabine therapy. At the time of the acquisition, clinical trials in non-Hodgkin's lymphoma, multiple sclerosis and other cancer and non-cancer indications were being conducted.

        Clolar is a next-generation, purine nucleoside antimetabolite that is currently under investigation in pediatric and adult leukemias and solid tumors. In December 2004, after the date of acquisition of ILEX, the U.S. Food and Drug Administration granted marketing approval for Clolar for the treatment of children with refractory or relapsed acute lymphoblastic leukemia. At the time of the acquisition, clinical trials for hematologic cancer, solid tumor and additional pediatric acute leukemia indications were being conducted.

        Tasidotin is a next-generation synthetic pentapeptide analog of the natural substance dolastatin-15. This product candidate targets tubulin and has been chemically modified to provide improved pharmacological properties over earlier members of its class. ILEX initiated phase 2, clinical trials of tasidotin in late 2003 and 2004 in a variety of indications.

        As of December 20, 2004, the date of acquisition, none of these projects had reached technological feasibility nor had an alternative future use. Accordingly, we allocated to IPR&D, and charged to expense in our consolidated statement of operations in December, 2004, $254.5 million, representing the portion of the purchase price attributable to these projects, of which $96.9 million is attributable to the Campath development projects, $113.4 million is attributable to the clofarabine development projects and $44.2 million is related to the tasidotin development projects. Material non-recurring charges, such as IPR&D, are not reflected in our unaudited, pro forma combined statement of operations for the year ended December 31, 2004.

        Management assumes responsibility for determining the IPR&D valuation. The fair value assigned to purchased IPR&D was estimated by discounting, to present value, the cash flows expected to result from each project once it has reached technological feasibility. We used a discount rate of 11% for Campath, 12% for Clolar and 13% for tasidotin and cash flows that have been probability-adjusted to reflect the risks of advancement through the product approval process. In estimating future cash flows, we also considered other tangible and intangible assets required for successful exploitation of the technology resulting from the purchased IPR&D projects and adjusted future cash flows for a charge reflecting the contribution to value of these assets.

(3) PRO FORMA ADJUSTMENTS

Unaudited, Pro Forma Combined Statements of Operations of Genzyme

(A1)
To eliminate $13.5 million of non-recurring transaction costs included in the historical statement of operations of ILEX for the period January 1, 2004 through December 20, 2004.

(A2)
To record the amortization of acquired other intangible assets, all of which will be amortized over 11 to 12 years, for the year ended December 31, 2004 (amounts in thousands):

Other Intangible Assets:	Assigned Value	Annual Amortization
Developed technology	$224,700	$18,725
Trademark	2,200	200
Technology license	1,727	157

Total	$228,627	$19,082

(A3)
To eliminate the $254.5 million charge for IPR&D that we recorded in our consolidated statement of operations in December 2004 in connection with the acquisition of ILEX. This charge is eliminated because it is a material, non-recurring charge directly resulting from the acquisition.

(A4)
To adjust the tax provision for the impact of the historical losses of ILEX and the taxable pro forma adjustments related to the acquisition. The IPR&D charge resulting from our acquisition of ILEX is not deductible for tax purposes. Therefore, the pro forma adjustment to eliminate the IPR&D charges is excluded from the computation of the pro forma adjustment to the tax provision.

(A5)
The pro forma adjustments to net income reflect the aggregate impact of all pro forma adjustments, net of tax, on our income.

(A6)
Historical diluted earnings per share of Genzyme Stock excludes the potential dilutive effect of the assumed conversion of our 1.25% convertible senior notes because the effect would be anti-dilutive. Pro forma diluted earnings per share of Genzyme Stock includes the dilutive effect of the assumed conversion of these notes. Interest and debt fees related to the notes of approximately $7.5 million, net of tax, have been added back to the unaudited pro forma net income and approximately 9.7 million shares have been added to the unaudited pro forma diluted weighted average shares outstanding for purposes of computing unaudited, pro forma diluted earnings per share for the year ended December 31, 2004.

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  Exhibit 99.1
UNAUDITED, PRO FORMA COMBINED FINANCIAL INFORMATION